Exhibit 99.1

Massimo Group Reports Second Quarter 2024 Financial Results

Q2 2024 Revenue Increases 32% YoY to $35.4 Million

Q2 2024 Net Income Increases 36% YoY to $2.8 Million

New Production, Distribution and Product Initiatives Fueling Rapid Growth

Garland, TX – August 12, 2024 — Massimo Group (NASDAQ: MAMO) (“Massimo”), a manufacturer and distributor of powersports vehicles and pontoon boats, has reported its financial and operational results for the second quarter ended June 30, 2024.

Key Financial Q2 2024 and Subsequent Operational Highlights and Business Updates

($ millions)	Q2 Comparison
	Q2 2024	Q2 2023	$ Change YoY	% Change YoY
Revenue	$35.4	$26.7	$8.7	32%
Gross Profit	$11.5	$8.1	$3.4	42%
Gross Margin	32.5%	30.3%	—	217 bps
Net Income	$2.8	$2.1	$0.7	36%

●	Revenue increased 32% to $35.4 million in Q2 2024 compared to $26.7 million in Q2 2023.
●	Gross profit increased 42% to $11.5 million in Q2 2024 from $8.1 million in Q2 2023. Gross margin increased 217 basis points to 32.5% in Q2 2024 from 30.3% in Q2 2023.
●	Net income increased 36% to $2.8 million in Q2 2024, or $0.07 per basic and diluted share, as compared to net income of $2.1 million, or $0.05 per basic and diluted share, in Q2 2023.
●	Announced the adoption of a new automated vehicle assembly robot line to be installed in the third calendar quarter at its 376,000 square foot factory in Garland, Texas to support production of its ATV and UTV vehicles lines.
●	90,000 sq. ft. expansion of its manufacturing facility in Garland, Texas, to support increased production across its motor and marine product verticals.
●	Entered into strategic partnership agreement with Armlogi Holding Corp (“Armlogi”), a U.S.-based warehousing and logistics service provider, to provide access to Armlogi warehousing facilities and tailored logistics services for fast order fulfillment of UTVS, ATVs, Go-Karts and Golf Carts.
●	Entered into an ongoing national agreement with a global omnichannel retailer for its youth series Mini Tractor and Mini 125 Go Karts to be sold in stores.

●	Entered into an ongoing agreement with Fleet Farm, a retailer serving active, outdoor, suburban and farm communities in the Midwest U.S., for its UTV, ATV, and youth series product lines to be sold in stores.
●	Launched new GKD 350 All-Terrain Go Kart, combining iconic styling with powerful performance in a rugged two-seater go-kart perfect for conquering any terrain.
●	Exhibited Massimo Motor vehicles at the Outdoor Power Equipment Hoedown for Mid-States Distributing Company, Inc., held at the Gaylord Opryland in Nashville, TN.
●	Closed $5.85 million initial public offering, listing on Nasdaq Capital Market under the ticker symbol “MAMO” on April 4, 2024.
●	Company rang the closing bell at the Nasdaq MarketSite in Times Square, New York on Monday, July 15, 2024.

Management Commentary

“During the second quarter we focused on strategic expansions in production, distribution and products to support ongoing revenue momentum,” said David Shan, Founder, Chairman & CEO. “With significant top and bottom-line growth on strong sales and margin improvement, we continue to build manufacturing capacity aimed at enhancing flexibility and increasing annual production. We continued to add new distribution partners and retailers to increase our national footprint and drive sales across our existing and new diversified product portfolio.

“Several production initiatives during the quarter are positioning us to further expand output levels each month. A new expansion has added 90,000 sq. ft. to our manufacturing facility in Garland, Texas to support increased production across motor and marine product verticals. At this facility we are also launching a new automated vehicle assembly robot line expected to be installed in the coming weeks. This automation is expected to improve efficiency by 50% and enhance safety for production of ATV and UTV vehicles lines.

“In addition to our facility expansion projects to accommodate growth initiatives, during the quarter we partnered with Armlogi, a U.S.-based warehousing and logistics service provider, to provide access to Armlogi warehousing facilities and tailored logistics services for fast order fulfillment of our UTVS, ATVs, Go-Karts and Golf Carts. Armlogi will receive containers of Massimo vehicle kits arriving from Asian suppliers at our warehouses in Savannah, GA, Edison, NJ, and Walnut, CA. We will provide vehicle assembly at the warehouses, and Armlogi will supply inventory management, storage services, logistics, and delivery to final order destinations. This partnership will enhance our operational capabilities and efficiencies by putting delivery of vehicle components, assembly and shipping closer to order destinations.

“In-store distribution channels also grew during the quarter with new agreements with Tractor Supply, Fleet Farm and a global omnichannel retailer. Building on the success of our current agreement with Tractor Supply providing our full Massimo Motor product lineup online and in stores.

We signed an ongoing national agreement with a global omnichannel retailer for the youth series Mini Tractor and Mini 125 Go Kart to be sold in stores. The retailer’s online marketplace currently features over 100 Massimo products, and with the expanded partnership, the two products have been eligible to be stocked at over 1,300 stores in 13 states since May 2024. We also entered into an ongoing agreement with Fleet Farm for six UTV, ATV, and youth series products to be sold in stores and featured on the retailer’s online marketplace. These national in-store opportunities with retailers position us for accelerating sales across the U.S.

“Looking ahead, our expanding production capabilities, including an automated vehicle assembly robot line and the Armlogi partnership, are expected to allow Massimo to meet the growing demand of our products. We believe with increased operating efficiencies we can further enhance margins while continuing to grow our revenue and expand our product line with new models and capabilities like our new GKD 350 All-Terrain Go Kart. We continue to focus on new distribution channels and additional products with existing partners, which now stands at over 2,800 retail locations promoting our brand in 48 states. Taken together, we are rapidly leveraging our position to build market share and deliver long-term value to our shareholders,” concluded Mr. Shan.

Second Quarter 2024 Financial Results

For the three months ended June 30, 2024, revenues increased by $8.7 million, or 32.4%, to $35.4 million, compared to $26.7 million in the prior year period. The increase in revenue was primarily due to the combined effect of rising demand in the U.S. ATV and UTV market and a modified sales strategy.

Revenue from sales of UTVs, ATVs and e-bikes increased by $11.9 million, or 53.3%, from $22.3 million in the second quarter of fiscal 2023, to $34.2 million in the second quarter of fiscal 2024. The increase in revenue was attributable to the expansion into more large retail stores in the US and to a shift in sales strategy, focusing mostly on in-store sales, which generally involve larger volumes and fewer returns.

Revenue from sales of pontoon boats decreased by $3.2 million, or 73.5%, from $4.4 million in the second quarter of fiscal 2023, to $1.2 million in the second quarter of fiscal 2024. The decrease in revenue was primarily attributable to the fact that the company shifted from retailing to dealer sales starting in fiscal 2024 and the dealers have experienced high rejection rates at the floorplan financing providers such as Northpoint. This is consistent with the industry-wide trend.

Gross profit increased by $3.4 million, or 41.9%, from $8.1 million in the second quarter of fiscal 2023, to $11.5 million in the second quarter of fiscal 2024. Gross profit margin was 32.5% in the second quarter of fiscal 2024, compared with 30.3% in the same period last year. The increase in the gross profit margin was primarily attributable to higher net sales partly due to decreased return, which was partly offset by higher cost of sales due to increased freight costs in the second quarter of fiscal 2023 as compared to last year.

The cost of revenue on UTVs, ATVs and e-bikes increased by $8.2 million, or 55.7%, from $14.8 million in the second quarter of fiscal 2023 to $23.0 million in the second quarter of fiscal 2024, and the gross profit increased by $3.6 million, or 48.6%, from $7.6 million in the second quarter of fiscal 2023 to $11.2 million in the second quarter of fiscal 2024. The gross margin decreased by 1.1%, from 33.9% in the second quarter of fiscal 2023 to 32.8% in the second quarter of fiscal 2024. The increase in the cost of revenue was in line with the increase in sales. The slight decrease in gross margin was mainly due to a rise in global container freight in the second quarter of fiscal 2024. Freight costs increased in the second quarter of fiscal 2024 when compared with last year.

The cost of revenue on pontoon boats decreased by $3.0 million, or 76.5%, from $3.9 million in the second quarter of fiscal 2023 to $0.9 million in the second quarter of fiscal 2024, and the gross profit decreased by $0.3 million, or 51.6%, from $0.5 million in the second quarter of fiscal 2023 to $0.3 million in the second quarter of fiscal 2024. Gross margin increased from 12.3% in the second quarter of fiscal 2023 to 22.4% in the second quarter of fiscal 2024. The increase in gross margin was primarily because of strategically focusing on selling higher-margin models of pontoon boats.

Selling and marketing expenses increased by $0.6 million, or 24.6%, from $2.5 million in the second quarter of fiscal 2023 to $3.1 million in the second quarter of fiscal 2024. The increase in selling expenses was mainly due to an increase in shipping and handling fees.

General and administrative expenses increased by $0.8 million, or 22.7%, from $3.3 million in the second quarter of fiscal 2023 to $4.1 million in the second quarter of fiscal 2024. The increase was mainly due to increased salaries and benefits, a one-time impairment loss, and rent expense, which were partly offset by a decrease in professional and legal fees.

Total operating expenses increased 36.2% to $7.9 million for the three months ended June 30, 2024, compared to $5.8 million in the prior year second quarter.

Net income for the three months ended June 30, 2024, was $2.8 million, or $0.07 per basic and diluted share, as compared to net income of $2.1 million, or $0.05 per basic and diluted share, in the three months ended June 30, 2023.

Cash and cash equivalents totaled $1.3 million at June 30, 2024, as compared to $0.8 million at December 31, 2023. On April 24, 2024, Massimo closed its initial public offering with aggregate gross proceeds, before deducting underwriting discounts and commissions and other offering expenses payable by Massimo, of $5.85 million.

Net cash used by operating activities was $7.1 million for the six months ended June 30, 2024, compared to net cash provided of $2.7 million in the six months ended June 30, 2023, primarily due to increases in accounts receivable and inventory of $1.9 million and $5.0 million, respectively, and a decrease in accounts payable of $4.5 million. This is consistent with the company using part of the IPO proceeds as working capital to grow sales.

About Massimo Group

Massimo Group (NASDAQ: MAMO) is a manufacturer and distributor of powersports vehicles and pontoon boats. Founded in 2009, Massimo Motor believes it offers some of the most value packed UTV’s, off-road, and on-road vehicles in the industry. The company’s product lines include a wide selection of farm and ranch tested utility UTVs, recreational ATVs, and Americana style mini-bikes. Massimo Marine manufacturers and sells Pontoon and Tritoon boats with a dedication to innovative design, quality craftsmanship, and great customer service. Massimo is also developing electric versions of UTVs, golf-carts and pontoon boats. The company’s 376,000 square foot factory is in the heart of the Dallas / Fort Worth area of Texas in the city of Garland. For more information, visit massimomotor.com, massimomarine.com and www.massimoelectric.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the use of proceeds thereof. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “plan,” and other words and terms of similar meaning. These forward-looking statements include information concerning statements regarding future cash needs, future operations, business plans and future financial results; and any other statements that are not historical facts. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Massimo, including those set forth in the “Risk Factors” section of Massimo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. Massimo undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company

Dr. Yunhao Chen

Chief Financial Officer

Massimo Group

ir@massimomotor.com

Investor Relations

Chris Tyson

Executive Vice President

MZ North America

Direct: 949-491-8235

MAMO@mzgroup.us

MASSIMO GROUP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2024 (unaudited)	December 31, 2023 (audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,277,878	$765,814
Accounts receivable, net	11,466,849	9,566,445
Inventories, net	30,831,548	25,800,912
Advance to suppliers	902,234	1,589,328
Other current assets	762,675	637,509
Total current assets	45,241,184	38,360,008

NON-CURRENT ASSETS
Property and equipment at cost, net	548,849	399,981
Right of use operating lease assets, net	3,492,910	1,478,221
Right of use financing lease assets, net	92,790	113,549
Deferred offering assets	-	1,457,119
Other non-current assets	49,500	-
Deferred tax assets	431,845	134,601
Total non-current assets	4,615,894	3,583,471
TOTAL ASSETS	$49,857,078	$41,943,479

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term loans	$2,668,762	$303,583
Accounts payable	8,213,379	12,678,077
Other payable, accrued expenses and other current liabilities	70,601	98,097
Accrued return liabilities	202,273	283,276
Accrued warranty liabilities	732,565	619,113
Contract liabilities	1,205,431	1,835,411
Current portion of obligations under operating leases	908,584	847,368
Current portion of obligations under financing leases	42,524	41,647
Income tax payable	4,079,950	2,121,083
Total current liabilities	18,124,069	18,827,655

NON-CURRENT LIABILITIES
Obligations under operating leases, non-current	2,643,681	630,853
Obligations under financing leases, non-current	55,540	77,024
Loan from a shareholder	4,316,525	7,920,141
Total non-current liabilities	7,015,746	8,628,018
TOTAL LIABILITIES	$25,139,815	$27,455,673

Commitments and Contingencies

EQUITY
Common shares, $0.001 par value, 100,000,000 shares authorized, 41,322,485 and 40,000,000 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	41,322	40,000
Preferred shares, $0.01 par value, 5,000,000 preferred shares authorized, no shares were issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	-	-
Subscription receivable	-	(832,159)
Additional paid-in-capital	5,392,664	1,994,000
Retained earnings	19,283,277	13,285,965
Total equity	24,717,263	14,487,806

TOTAL LIABILITIES AND EQUITY	$49,857,078	$41,943,479

MASSIMO GROUP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHESIVE INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Revenues	$35,402,653	$26,735,699	$65,554,330	$45,576,114
Cost of revenues	23,903,396	18,633,003	43,603,686	31,856,424
Gross profit	11,499,257	8,102,696	21,950,644	13,719,690

Operating expenses:
Selling expense	3,097,362	2,486,454	5,307,846	4,436,739
General and administrative	4,094,737	3,337,493	8,201,642	6,321,755
Impairment loss on supplier deposit due to lawsuit	742,897	-	742,897	-
Research and development	-	-	162,250	-
Total operating expenses	7,934,996	5,823,947	14,414,635	10,758,494

Income from operations	3,564,261	2,278,749	7,536,009	2,961,196

Other income (expense):
Other income, net	132,268	26,973	379,837	71,868
Interest expense	(66,647)	(125,012)	(204,341)	(280,110)
Total other income (expense), net	65,621	(98,039)	175,496	(208,242)

Income before income taxes	3,629,882	2,180,710	7,711,505	2,752,954

Provision for income taxes	813,852	106,426	1,714,193	130,505

Net income and comprehensive income	$2,816,030	$2,074,284	$5,997,312	$2,622,449

Earnings per Share – basic and diluted	$0.07	$0.05	$0.15	$0.07
Weighted average shares outstanding – basic and diluted*	40,629,807	40,000,000	40,629,807	40,000,000

*	Retroactively restated for effect of reorganization

Pro Forma information Statement for Income Tax Provision For the Three Months and Six Months ended June 30, 2023 as a C Corporation upon Reorganization

Income before income taxes	$2,180,710	$2,752,954

Provision for income taxes	457,949	578,120

Net income and comprehensive income	1,722,761	2,174,834

Earnings per share – basic and diluted	$0.04	$0.05
Weighted average number of shares of common stock outstanding – basic and diluted	40,000,000	40,000,000

MASSIMO GROUP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2024	2023

Cash flows from operating activities:
Net income	$5,997,312	$2,622,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	66,984	70,292
Non-cash operating lease expense	639,629	425,756
Accretion of finance lease liabilities	2,555	4,069
Amortization of finance lease right-of-use assets	20,759	21,353
Gain on disposal of fixed asset	(36,001)	-
Provision for expected credit loss, net	250,780	56,087
Impairment loss of advances to supplier due to lawsuit	742,897	-
Stock based compensation	230,266	-
Deferred tax assets	(297,244)	(12,101)
Changes in operating assets and liabilities:
Accounts receivable	(2,151,184)	(3,055,820)
Inventories	(5,030,636)	2,899,217
Advance to suppliers	(55,803)	(561,105)
Other assets	(174,666)	9,459
Related party payable	-	(20,000)
Accounts payables	(4,464,698)	(112,935)
Other payable, accrued expense and other current liabilities	(27,496)	19,578
Tax payable	1,958,867	78,606
Accrued warranty liabilities	113,452	294,242
Accrued return liabilities	(81,003)	25,768
Contract liabilities	(629,980)	399,447
Due to shareholder	(3,603,616)	-
Lease liabilities – operating lease	(580,274)	(425,755)
Net cash (used in) provided by operating activities	(7,109,100)	2,738,607

Cash flows from investing activities:
Proceed from sales of property and equipment	162,001	-
Acquisition of property and equipment	(341,852)	(24,661)
Net cash used in investing activities	(179,851)	(24,661)

Cash flows from financing activities:
Net proceeds from bank loan	2,668,762	(100,000)
Repayment of other loans	(303,583)	-
Repayment of finance lease liabilities	(23,162)	(23,886)
Proceed from common share issuances	80,000	-
Proceeds from initial public offering, net of share issuance costs	4,458,667	-
Due to shareholder	-	(2,626,164)
Proceeds from subscription deposits	920,331	20,000
Net cash provided by (used in) financing activities	7,801,015	(2,730,050)

Net increase (decrease) in cash and cash equivalents	512,064	(16,104)
Cash and cash equivalents, beginning of the period	765,814	947,971
Cash and cash equivalents, end of the period	$1,277,878	$931,867

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$137,694	$477,742
Cash paid for income taxes	$52,570	$64,000

NON-CASH ACTIVITIES
Right of use assets obtained in exchange for operating lease obligations	$2,654,318	$1,113,140
Right of use assets obtained in exchange for finance lease	$-	$60,805